EXHIBIT 23.2
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           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Time Warner Cable Inc. of our report dated September 28, 2006, relating to the Special-Purpose Combined Carve-Out Financial Statements of the Los Angeles, Dallas & Cleveland Cable System Operations (A Carve-Out of Comcast Corporation) (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to a discussion of the basis of presentation of the combined financial statements) appearing in a Current Report on Form 8-K of Time Warner Cable Inc. filed on February 13, 2007.



/s/ Deloitte & Touche
Philadelphia, Pennsylvania
March 21, 2007